                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


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[X] Preliminary Proxy Statement      [_] Confidential, for Use of the
                                         Commission Only (as permitted by
[_] Definitive Proxy Statement           Rule 14a-6(e)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 240.14a-11(c) or Rule 240.14a-12


                                EEX Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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    was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                                EEX Corporation
                   Notice of Annual Meeting of Shareholders
                          To be Held on May 18, 1999

To the Shareholders of
EEX Corporation:

  The Annual Meeting of the Shareholders of EEX Corporation, a Texas corporation (the "Company"), will be held at the Company's offices at 2500 CityWest Blvd., Houston, Texas 77042 on Tuesday, May 18, 1999, at 10:00 a.m., for the following purposes:

  1. To elect two Directors for terms expiring at the Annual Meeting held in 2002;

  2. To approve certain conversion rights contained in Warrants previously issued by the Company, which conversion rights will permit the issuance of shares of the Company's Common Stock upon exercise of the Warrants which may exceed 20% of the Company's outstanding Common Stock;

  3. To approve the Company's Amended and Restated 1998 Stock Incentive Plan;

  4. To ratify the Board of Directors' appointment of Ernst & Young LLP as independent auditors of the Company for the year ended December 31, 1999; and

  5. To consider and act upon such other business as may be properly presented to the meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business March 22, 1999, as the record date for the determination of the shareholders entitled to notice of and to vote at the meeting or any adjournment thereof. Only shareholders of record at the close of business on the record date are entitled to notice of and to vote at such meeting. A list of such shareholders will be available at the time and place of the meeting and during the ten days prior to the meeting at the office of the Corporate Secretary of the Company at the address above.

  Shareholders are cordially invited to attend the Annual Meeting. Regardless of whether you expect to attend the meeting in person, we urge you to read the attached Proxy Statement and sign, date and mail the accompanying proxy card in the enclosed postage-prepaid envelope. It is important that your shares are represented at the meeting, and your promptness will assist us in making necessary preparations for the meeting. If you receive more than one proxy card because your shares are registered in different names or addresses, each card should be completed and returned to assure that all your shares are voted.

  A form of Proxy, a Proxy Statement, and the Company's 1998 Annual Report accompany this Notice of Annual Meeting.

                                            By Order of the Board of
                                             Directors,

                                            Janice K. Hartrick
                                            Senior Vice President, General
                                             Counsel
                                            and Corporate Secretary

Houston, Texas
April 18, 1999

                                EEX Corporation
                            2500 CityWest Boulevard
                                  Suite 1400
                             Houston, Texas 77042
                                (713) 243-3100

                                PROXY STATEMENT

                        Annual Meeting of Shareholders
                          To be Held on May 18, 1999

  This Proxy Statement is being mailed on or about April 18, 1999, to shareholders of EEX Corporation, a Texas corporation (the "Company"), in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on May 18, 1999, at 10:00 a.m., at the Company's offices at 2500 CityWest Blvd., Houston, Texas 77042.

  The purpose of the Annual Meeting is to consider and vote upon (i) the election of two Directors for terms expiring at the Annual Meeting held in 2002; (ii) the approval of certain conversion rights contained in Warrants previously issued by the Company; (iii) the approval of the Company's Amended and Restated 1998 Stock Incentive Plan; (iv) the ratification of the appointment of Ernst & Young LLP as independent auditors of the Company; and
(v) such other matters as may be properly presented to the meeting or any adjournment thereof.

  The enclosed proxy may be revoked at any time before it is exercised by filing with the Corporate Secretary an instrument revoking it, by submitting a subsequently dated proxy, or by appearing at the Annual Meeting and voting in person. Unless revoked, a properly signed and dated proxy that is returned will be voted in accordance with the directions thereon. If no instructions are specified, the shares will be voted for the election of the nominees for Director and for the approval of matters described in (ii), (iii) and (iv) above. If other matters are properly presented before the Annual Meeting, the persons voting the proxies will vote them in accordance with their best judgment.

  Holders of record of the Company's common stock (the "Common Stock") at the close of business on the record date, March 22, 1999, are entitled to vote at the Annual Meeting. On March 22, 1999, the Company had outstanding 42,432,058 shares of Common Stock. Each share of Common Stock is entitled to one vote at the Annual Meeting.

  Holders of record of the Company's Series B 8% Cumulative Perpetual Preferred Stock (the "Preferred Stock") are entitled to vote upon all matters upon which holders of Common Stock have the right to vote. Each share of Preferred Stock is entitled to that number of votes on all such matters as is equal to the quotient of (i) 8,000,000 divided by (ii) the number of outstanding shares of Preferred Stock, but in no event more than 5.334 votes per share of Preferred Stock. On March 22, 1999, the Company had 1,500,000 shares of Preferred Stock outstanding, entitling the holders thereof to an aggregate of 8,000,000 votes at the Annual Meeting.

  The holders of a majority of the shares issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. A plurality of the votes cast at this meeting is required for the election of Directors. A majority of the votes cast or expressly abstaining is required for the approval of each of the other proposals described in this Proxy Statement. Other than a matter for which a specified portion of the shares entitled to vote is required by statute or the Company's Restated Articles of Incorporation or Bylaws, any other matter submitted for approval would require the affirmative vote of the holders of a majority of the shares entitled to vote at the meeting, and voted for or against or expressly abstaining. The inspectors of election will treat broker non-votes on any matter as to which the broker has indicated on the proxy that it does not have discretionary authority to vote as shares not entitled to vote with respect to that matter; however, such shares will be considered present and entitled to vote for quorum purposes so long as they are entitled to vote on other matters.

  Enclosed with this Proxy Statement is a copy of the Company's 1998 Annual Report which is not to be regarded as proxy soliciting material or as a communication by means of which solicitation is made, except as specifically incorporated herein by reference.

                             ELECTION OF DIRECTORS

Information Regarding Nominees

  Two Directors are to be elected at the Annual Meeting. The Company's Bylaws provide for a classified Board in which the Directors are divided into three classes with staggered terms expiring at the third succeeding Annual Meeting after the members of the class are elected. The Directors who have been nominated for election at the Annual Meeting by the Board of Directors upon recommendation of the Nominating and Governance Committee to serve for a term expiring at the third succeeding Annual Meeting after election are:

Frederick S. Addy

  Mr. Addy, age 67, retired as Executive Vice President, Chief Financial Officer, and Director of Amoco Corporation, an international integrated oil and gas company, in 1994. Mr. Addy has been a Director of the Company since January 1995. He also served the Company as interim Chairman and Chief Executive Officer from September 1996 to January 1997 and as President from October 1996 to January 1997. He is a Director of Baker, Fentress & Company and trustee of The J. P. Morgan Funds.

Howard H. Newman

  Mr. Newman, age 52, has been a Member and Managing Director of the investment firm of E.M. Warburg, Pincus & Co., LLC and a general partner of Warburg, Pincus & Co. since 1987. He is currently a member of the firm's Operating Committee. Prior to joining Warburg, Pincus, he held various positions with Morgan Stanley & Co., Incorporated. He became a Director of the Company on January 8, 1999. Mr. Newman serves on the Board of the Directors of ADVO, Inc., Newfield Exploration Company, RenaissanceRe Holdings, Ltd., Cox Insurance Holdings, Plc, Eagle Family Foods Holdings, Inc., and several private companies. Mr. Newman has been nominated pursuant to the rights of the purchasers of the Company's Preferred Stock to designate 15% of the Company's directors. See "Proposal to Approve Conversion Rights--The Securities--Other Provisions."

  The Board of Directors recommends a vote "FOR" election of the Nominees to the Board of Directors.

  Information with respect to the Company's continuing Directors is set forth below:

Thomas M Hamilton (term expires 2001)

  Mr. Hamilton, age 55, became a Director and was elected Chairman and President, Chief Executive Officer of the Company in January 1997. Previously, Mr. Hamilton was employed by Pennzoil Company for five years where he was Executive Vice President, and President of Pennzoil

Exploration & Production Company. Pennzoil is engaged in exploration and production, refining, marketing and franchising.

B. A. Bridgewater, Jr. (term expires 2000)

  Mr. Bridgewater, age 65, retired on January 31, 1999 as Chairman, President and Chief Executive Officer of Brown Group, Inc., where he served in this position for the past five years. Brown Group, Inc. is a wholesaler and retailer of footwear. He has been a Director of the Company since January 1995. Mr. Bridgewater continues to be a Director of Brown Group, Inc., and is also a Director of FMC Corporation.

Michael P. Mallardi (term expires 2000)

  Mr. Mallardi, age 65, retired in 1996 as the Senior Vice President of Capital Cities/ABC, Inc., and President of Capital Cities/ABC Broadcast Group, a part of the Walt Disney Company and a television and radio broadcaster. Mr. Mallardi has been a Director of the Company since October 1996. Mr. Mallardi is also trustee of the J.P. Morgan Funds and Chairman of the Tri-State Health System, Inc. Area Board of the Franciscan Health System.

Frederick M. Lowther (term expires 2001)

  Mr. Lowther, age 55, has been a partner in the law firm of Dickstein, Shapiro, Morin & Oshinsky, LLP, Washington, D.C. since 1973. He has been a member of such firm's Executive Committee and Chairman of its Compensation Committee since 1989. He is also General Counsel of KeySpan Energy Corporation. He has been a Director of the Company since August 1997. He is also a Director of Gulf Canada Midstream Services, L.L.C. and Poseidon Resources Corporation, and is a member of the Advisory Board of Shell Technology Ventures, Inc.

Executive Officers

            Name             Age                      Title
            ----             ---                      -----
T. M Hamilton...............  55 Chairman and President, Chief Executive Officer
D. R. Henderson.............  48 Executive Vice President and Chief Operating
                                  Officer
R. S. Langdon...............  48 Executive Vice President, Finance and
                                  Administration, and Chief Financial Officer
J. K. Hartrick..............  46 Senior Vice President, General Counsel and
                                  Corporate Secretary

  Mr. Hamilton was elected Chairman and President, Chief Executive Officer in January 1997. Previously, Mr. Hamilton served Pennzoil Company for five years where he was Executive Vice President and President of Pennzoil Exploration & Production Company.

  Mr. Henderson was elected Executive Vice President and Chief Operating Officer in March 1997. He was Executive Vice President, Worldwide Exploration, of the Company from January 1997 to March 1997. Previously, he held the position of Senior Vice President of Worldwide Exploration at Pennzoil Exploration & Production Company. Prior to that, he held various positions with Pennzoil Company and its subsidiaries, including Senior Vice President-- Exploration, Senior Vice President--International, and Senior Vice President-- Worldwide Exploration.

  Mr. Langdon was elected Executive Vice President, Finance and Administration and Chief Financial Officer in March 1997. Previously, he was an oil and gas consultant from August 1996 to March 1997. Prior to that, he held various positions with the Pennzoil Companies since 1991, including: Executive Vice President--International Marketing--Pennzoil Products Company, from June 1996 to August 1996; Senior Vice President--Business Development & Shared Services--Pennzoil Company from January 1996 to June 1996; and Senior Vice President--Commercial & Control--Pennzoil Exploration & Production Company from December 1991 to December 1995.

  Ms. Hartrick was elected Senior Vice President, General Counsel and Corporate Secretary in October 1997. Before joining EEX, she held various positions with Seagull Energy Corporation since 1987, including the office of Chief Counsel and Vice President, Environmental Affairs.

  All officers of the Company are elected annually by the Board of Directors. Officers may be removed by the Board of Directors whenever, in its judgement, the best interest of the Company will be served thereby.

 Stock Ownership of Management and Certain Beneficial Owners of the Company

  The following table sets forth certain information concerning the beneficial ownership of the Company's Common Stock as of March 22, 1999, by (i) each person who is known by the Company to own beneficially more than five percent,
(ii) each Director and nominee for Director, (iii) each officer identified under "Executive Compensation" and (iv) all Directors and executive officers as a group.

                                                            Number of
                                                              Shares    Percent
                                                           Beneficially   of
                                                            Owned (1)    Class
                                                           ------------ -------
Wellington Management Company, LLP(2).....................  4,149,832     9.8
Vanguard Windsor Funds--Windsor Fund(3)...................  4,148,499     9.8
First Pacific Advisors, Inc.(4)...........................  3,236,996     7.6
T. M Hamilton.............................................    162,045       *
F. S. Addy................................................     10,965       *
B. A. Bridgewater, Jr.....................................     10,000       *
F. M. Lowther.............................................      1,333       *
M. P. Mallardi............................................      6,666       *
H. H. Newman..............................................          0       *
D. R. Henderson...........................................     31,084       *
R. S. Langdon.............................................     14,564       *
J. K. Hartrick............................................     21,509       *
All Directors and Executive Officers as a Group (9
 persons):................................................    258,166       *

---------
 * Less than 1%
(1) The number of shares owned includes shares held in the Company's Employee Stock Purchase and Savings Plan, restricted shares awarded under the Revised and Amended 1996 Stock Incentive Plan, and shares of Common Stock of the Company subject to options exercisable as of March 22, 1999, or within 60 days thereafter, where applicable. The shares beneficially owned by Ms. Hartrick, and the shares owned by the executive officers and Directors as a group, include 12,500 shares that may be acquired within 60 days through the exercise of stock options.
(2) Based on information set forth in a Schedule 13G, dated December 31, 1998, these shares were reported, as of December 31, 1998, by Wellington Management Company, LLP ("WMC"), 75 State Street, Boston, MA 02109 as being owned by clients of WMC, of whom Vanguard Windsor Fund held dispositive power over greater than 5% of the class. WMC reported beneficial ownership of 1,333 shares with shared voting power and 4,149,832 shares with shared dispositive power.
(3) Based on information set forth in a Schedule 13G, dated February 10, 1999, these shares were reported, as of December 31, 1998, by Vanguard Windsor Fund--Windsor Fund ("Vanguard"), P. O. Box 2600, Valley Forge PA 19482-2600. Vanguard reported beneficial ownership of 4,148,499 shares with sole voting power and 4,148,499 shares with shared dispositive power.

(4) Based on information set forth in a Schedule 13G, dated February 12, 1999, these shares were reported, as of December 31, 1998, by First Pacific Advisors, Inc. ("First Pacific"), 11400 West Olympic Blvd., Suite 1200, Los Angeles, CA 90064. First Pacific reported beneficial ownership of 1,301,997 shares with shared voting power and 3,236,996 shares with shared dispositive power.

  All 1,500,000 outstanding shares of the shares of Preferred Stock are owned by Warburg, Pincus Equity Partners, L.P. and certain affiliated partnerships ("WPEP"). The sole general partner of WPEP is Warburg, Pincus & Co., a New York general partnership ("WP"). E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW LLC"), manages WPEP. The members of EMW LLC are substantially the same as the partners of WP. Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both entities. WP has a 20% interest in the profits of WPEP and owns 2% of the limited partnership interests in WPEP. WP and EMW LLC may be deemed to beneficially own the Preferred Stock owned by WPEP. Howard H. Newman, a director of the Company, is a Managing Director and member of EMW LLC and a general partner of WP. As such, Mr. Newman may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934 (the "Exchange Act")) in an indeterminant portion of the Preferred Stock owned by WPEP. Mr. Newman disclaims beneficial ownership of the Preferred Stock within the meaning of Rule 13d-3 under the Exchange Act or otherwise. The address of each WPEP, WP, EMW LLC, Mr. Pincus and Mr. Newman is 466 Lexington Ave., 10th Floor, New York, NY 10017. In addition, these shares of Preferred Stock, together with warrants owned by WPEP, (or a pro rata portion thereof), upon the occurrence of a Change in Control (as defined in the Purchase Agreement between WPEP and the Company dated December 22, 1998), may, at the option of WPEP, be exchanged for 27,907,050 shares of Common Stock (subject to pro rata reduction if only a portion of the Preferred Stock and warrants are exchanged and subject to anti-dilution adjustments); provided that under certain circumstances, the Company may elect to pay WPEP cash in lieu of shares of Common Stock.

Board Committees

  The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee and the Governance and Nominating Committee.

  The Audit Committee meets periodically with the independent and internal auditors; reviews annual financial statements and the independent auditors' work and report thereon; reviews the independent auditors' report on internal controls and related matters; selects and recommends to the Board of Directors the appointment of the independent auditors; reviews the letter of engagement and statement of fees which pertain to the scope of the annual audit and certain special audit and non-audit work which may be required or suggested by the independent auditors; receives and reviews information pertaining to internal audits; directs and supervises special investigations; and performs any other functions deemed appropriate by the Board of Directors. Members of the Audit

Committee are Messrs. Addy (Chairman), Bridgewater, Lowther, Mallardi and Newman. The Audit Committee met three times during 1998.

  The Compensation Committee establishes, approves, or recommends to the Board of Directors, in those instances where its approval is required, the annual performance goals for and the compensation and major items related to the compensation of the Chief Executive Officer, officers and other key employees. The Compensation Committee also ensures that the Company implements plans for Chief Executive Officer succession and executive succession and administers the Company's stock option plans. Members of the Compensation Committee are Messrs. Mallardi (Chairman), Addy, Bridgewater, Lowther and Newman. The Compensation Committee met seven times in 1998.

  The function of the Governance and Nominating Committee of the Board of Directors is to consider and make recommendations to the Board concerning the appropriate size and needs of the Board, including the annual nomination of Directors and names of candidates to fill vacant Board positions. The Committee reviews and makes recommendations concerning other policies related to the Board and Directors, including compensation, committee composition, structure and size, and retirement and resignation policies. The Committee is responsible for the periodic review of the Company's Corporate Governance Principles and other corporate governance issues and trends. Members of the Governance and Nominating Committee are Messrs. Bridgewater (Chairman), Addy, Lowther, Mallardi and Newman. The Governance and Nominating Committee met three times in 1998. The Governance and Nominating Committee will consider nominations for Director made by shareholders. Such nominations should be directed to the Corporate Secretary.

  During 1998, the Board of Directors met nine times. No Director attended fewer than 75 percent of the aggregate of the total number of Board meetings and the meetings of a committee on which he served.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

  The following table provides information as to compensation paid by the Company and its subsidiaries for services rendered during the periods shown for the chief executive officer and each of the other executive officers whose salary and bonus exceeded $100,000 in 1998 who were serving at the end of the year (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                      Annual Compensation                  Long-Term Compensation
                                 -------------------------------   ---------------------------------------
                                                             Awards                   Payouts
                                                      ----------------------- ------------------------
                                                                   Securities
                                                      Restricted     Under-
                                                        Stock        lying     Long-Term   All Other
   Name and Principal                                   Awards      Options/   Incentive  Compensation
        Position         Year(1) Salary($)   Bonus($)   ($)(2)      SARs (#)  Payouts ($)    ($)(3)
   ------------------    ------- ---------   -------- ----------   ---------- ----------- ------------
T. M Hamilton...........  1998    500,000         --   623,170(4)   230,000        --        2,400
 Chairman and President,  1997    484,848    300,000        --      333,334        --          901
 Chief Executive Officer  1996         --         --        --           --        --           --
D. R. Henderson.........  1998    250,000    125,000        --       50,000        --        2,400
 Executive Vice
  President               1997    242,424    150,000        --      146,667        --        2,000
 and Chief Operating
  Officer                 1996         --         --        --           --        --           --
R. S. Langdon...........  1998    250,000    125,000        --       50,000        --        1,766
 Executive Vice
  President               1997    188,461(5) 150,000        --      133,334        --           --
 Finance and              1996         --         --                               --           --
 Administration and
 Chief Financial Officer
J. K. Hartrick..........  1998    200,000     85,000        --       33,333        --        2,200
 Senior Vice President,
  General                 1997     42,436     25,000        --       91,667        --           --
 Counsel and Corporate    1996         --         --        --           --        --           --
 Secretary

---------
(1) Each of the officers joined the Company in 1997.
(2) At December 31, 1998, the number and value of the aggregate restricted stock holdings for named executives were as follows: T. M Hamilton, 46,667 shares; $326,669; D. R. Henderson, 28,334 shares, $198,338; R. S. Langdon, 8,334 shares, $58,338; and J. K. Hartrick, 8,334 shares, $58,338. The
    Company does not currently pay dividends on Common Stock; however, it would pay dividends on restricted shares at the same rate paid on Common Stock.
(3) Matching contributions to the Company's Employee Stock Purchase and Savings Plan.
(4) Mr. Hamilton received a restricted stock award of 13,333 shares on February 24, 1998. These shares are restricted for five years and subject to continued employment, provided that the restrictions will be removed as to 25% of the shares after each year in which the Company's performance is in the top 25% of peer group companies in total shareholder return, as determined by the Compensation Committee in its sole judgment and discretion. He received a restricted stock award of 50,000 shares on February 22, 1999, as a bonus for fiscal 1998. These shares are restricted for three years and subject to continued employment; the restrictions will be removed as to one-third of the shares at the end of each successive year. The restricted stock is valued for purposes of the Summary Compensation Table at the closing price of the Company's shares on the date of grant.
(5) Excludes $103,219 paid as fees and expenses in 1997 for consulting services to the Company which were rendered prior to Mr. Langdon's employment by the Company.

Option Grants Table

  The table below shows, for each of the Named Executive Officers, certain information with respect to options granted in 1998.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                         Percentage  Exercise
                            Number of     of Total    Price               Grant
                            Securities  Options/SARs   Per                Date
                            Underlying   Granted to   Share              Present
                           Options/SARs Employees in  ($/Sh)  Expiration  Value
           Name            Granted (#)  Fiscal Year    (1)       Date     $(2)
           ----            ------------ ------------ -------- ---------- -------
T. M Hamilton.............    66,667(3)     5.5      27.0000    1/2/08   718,000
                              63,333(3)     5.2      23.1564   2/24/08   583,300
                              30,000(4)     2.5      15.4695   9/21/08   181,800
                              70,000(5)     5.8      15.4695   9/21/08   424,200
D. R. Henderson...........    20,000(4)     1.6      15.4695   9/21/08   121,200
                              30,000(5)     2.5      15.4695   9/21/08   181,800
R. S. Langdon.............    20,000(4)     1.6      15.4695   9/21/08   121,200
                              30,000(5)     2.5      15.4695   9/21/08   181,800
J. K. Hartrick............    13,333(4)     1.1      15.4695   9/21/08    80,800
                              20,000(5)     1.6      15.4695   9/21/08   121,200

---------
(1) Fair market value on the date of grant.
(2) Represents the hypothetical present value of each option determined by using the Black-Scholes Option Valuation Method based upon the terms of the option grant and the Company's stock prices as of the date of the grant. The actual value, if any, an executive may realize will depend on the excess of the stock price on the date the option is exercised, and there is no assurance that the value ultimately realized will be at or near the value estimated. The assumptions used to arrive at the values shown are as follows: Risk Free Interest Rate of 5.63% (1/2/98 award); 5.50% (2/24/98 award); and 5.13% (9/21/98 awards), based on the ten-year Treasury strip rate on the date of the grant and Stock Price Volatility of 41.7% based on the historical return volatility using weekly stock prices over the prior three years with no dividend yield.
(3) Options are exercisable three years after date of grant.
(4) Options are exercisable as to one-third of the grant in each successive year after the date of grant beginning one year after the date of grant.
(5) Options are subject to performance-based vesting. If, during the three years after the date of grant, the Company's total shareholder return achieves the 60th percentile of its peer group, as determined by the Compensation Committee, a portion of the option award will begin vesting. If total shareholder return achieves the 75th percentile and the 90th percentile, additional portions of the award will begin vesting. After the performance criteria are determined, the options become exercisable as to one-third of the grant in each successive year beginning four years after the date of grant. The number of shares that will vest at the performance levels of 60th, 75th and 90th percentile are, respectively: T. M. Hamilton, 45,000, 45,000, and 120,000; D. R. Henderson, 20,000 at each level; R. S. Langdon, 20,000 at each level; and J. K. Hartrick, 6,667 at each level.

Aggregated Option Exercise Table

  The table below shows, for each of the Named Executive Officers, the information specified with respect to exercised, exercisable and unexercisable options under all existing stock option plans.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                 Number of Securities      Value of Unexercised
                                                 Underlying Options at    In-the-Money Options at
                            Shares     Value     December 31, 1998 (#)     December 31, 1998 ($)
                         Acquired On  Realized ------------------------- -------------------------
                         Exercise (#)   ($)    Exercisable Unexercisable Exercisable Unexercisable
                         ------------ -------- ----------- ------------- ----------- -------------
T. M Hamilton...........      --         --          --       563,334         --           --
D. R. Henderson.........      --         --          --       196,667         --           --
R. S. Langdon...........      --         --          --       183,334         --           --
J. K. Hartrick..........      --         --      12,500       112,500         --           --

Pension Plan Table

  Employees of the Company participate in a Retirement Plan (the "Plan") and Retirement Income Restoration Plan (the "Restoration Plan"). The table below illustrates the amount of annual benefit payable on a normal retirement basis beginning at normal retirement age to a person in specified average salary and years-of-service classifications under the Plan and the Restoration Plan.

                              PENSION PLAN TABLE

                                                    Years of Service
                                         ---------------------------------------
Remuneration(1)                            15      20      25      30      35
---------------                          ------- ------- ------- ------- -------
200,000.................................  49,203  65,604  82,006  98,407 114,808
275,000.................................  68,891  91,854 114,818 137,782 160,745
350,000.................................  88,578 118,104 147,631 177,157 206,683
425,000................................. 108,266 144,354 180,443 216,532 252,620
500,000................................. 127,953 170,604 213,256 255,907 298,558
575,000................................. 147,641 196,854 246,068 295,282 344,495
650,000................................. 167,328 223,104 278,881 334,657 390,433
725,000................................. 187,016 249,354 311,693 374,032 436,370
800,000................................. 206,703 275,604 344,506 413,407 482,308

---------
(1) Highest average covered compensation over any consecutive five-year period

  Covered compensation under the Plan and the Restoration Plan includes base wages and annual-performance based bonuses. The credited years of service under the Plan and the Restoration Plan, as of February 28, 1999 for Messrs. Hamilton, Henderson and Langdon and Ms. Hartrick are 2.1,

2.1, 1.9, and 1.3 years, respectively, and the highest average covered compensation during any consecutive five-year period for each of them is $644,000, $328,240, $334,522 and $218,750, respectively.

Compensation of Directors

  During 1998, Directors were compensated by an annual retainer fee of $25,000 plus $1,250 for each Board or committee meeting attended. In addition, a $2,500 per annum fee is paid for services on a Board committee, with an additional $1,000 per annum paid to the Chairman of a Board Committee. Directors who are also officers of the Company do not receive compensation for serving as a Director.

  In August 1997, the Company adopted the Phantom Stock Plan ("Director Plan") for non-employee Directors to align the economic interests of the Company's Directors with those of shareholders by linking part of the compensation of Directors to increases in the value of the Company's Common Stock and to help attract and retain Directors. Awards were made to non-employee Directors at the time they are first elected to the Board of Directors, and thereafter to each non-employee Director elected to the Board at the Company's annual meeting of shareholders. Each award consists of phantom stock units ("Units"), the number of which is determined by dividing $20,000 by the value of the Company's Common Stock on the date of the grant. A Unit account, which is maintained for each Director, is adjusted to reflect changes in corporate capitalization, a stock split, a transaction which may involve the merger, consolidation, separation, including a spin-off or other distribution of stock or property of the Company, a corporate reorganization or any partial or complete liquidation of the Company. Units are fully vested at the earlier of the Director's retirement from the Board, his death or a change in control of the Company, as defined in the Director Plan. The aggregate value payable on an account when it is closed is determined by multiplying the value of one share of the Company's Common Stock by the number of Units in the account. The sum paid out is payable in cash or in the Company's Common Stock, at the Director's election, and may be deferred for up to ten years with interest to accrue on the account balance at the prime rate. In May 1998, awards valued at $20,000 each resulted in the credit of 714 Units to each of the following non-employee Directors: F. S. Addy, B. A. Bridgewater, Jr., F. M. Lowther and M.
P. Mallardi. The Director Plan was amended in October 1998 to suspend automatic awards under the plan and was terminated in February 1999.

  In October 1998, the Board, upon the recommendation of the Governance and Nominating Committee, adopted a new Director's compensation program effective January 1, 1999, to more fully align the economic interests of the Company's Directors with those of the shareholders and to attract and retain highly-qualified directors. The new compensation program provides for an annual grant of restricted stock with a value of $50,000 at the time of the annual meeting (beginning with the May 1999 Annual Meeting) provided that a Director may elect to take up to 40% of the $50,000 in cash. The restrictions on the shares will lapse five years after the award, or upon the Director's earlier retirement, death, disability, failure to be reelected or a change in control of the Company. Also, each Director continuing after the annual meeting each year will be awarded at the time of the annual meeting a stock option valued at $50,000 under the Black Scholes method that expires ten years after the grant and vests six months after the date of grant, and performance-based stock options that vest after three years if the Company achieves certain performance goals.

Employment Contracts and Termination of Employment and Change in Control Arrangements

  Messrs. Hamilton, Henderson and Langdon and Ms. Hartrick have entered into employment contracts with the Company providing for the employment of: Mr. Hamilton as Chairman and President, Chief Executive Officer; Mr. Henderson as Executive Vice President and Chief Operating Officer; Mr. Langdon as Executive Vice President, Finance and Administration, and Chief Financial Officer; and Ms. Hartrick as Senior Vice President, General Counsel and Corporate Secretary. Each of the contracts is for an initial term of three years, and, as amended in February 1999, is automatically extended for a two-year term on a daily continuing basis. The contracts provided for a minimum annual salary of $500,000 for Mr. Hamilton, $250,000 for Mr. Henderson, $250,000 for Mr. Langdon, and $200,000 for Ms. Hartrick, plus annual incentive bonuses reasonably expected to equal 60%, 50%, 50% and 40%, respectively, of the minimum annual salaries. The contracts also contain provisions relating to the grant of stock options and the award of performance restricted stock.

  Each of Messrs. Hamilton, Henderson and Langdon and Ms. Hartrick have executed change in control agreements ("Agreements") with the Company that provide certain benefits in the event their employment is terminated subsequent to a change in control of the Company (as defined in the Agreements). The Agreements are for continuous three-year terms until terminated by the Company upon specified notice and continue for three years following a change in control of the Company. The Agreements provide that if the officer is terminated or if the officer elects to terminate employment under certain circumstances, within three years following a change in control of the Company, the officer shall be entitled to a lump-sum severance payment of three times the sum of the officer's base salary and target bonus, a prorated bonus in the year of termination, the value over exercise price of certain unexercised stock options, a three-year continuation of employee benefits, the equivalent of two years of service credit under the retirement program, and reimbursement of certain legal fees, expenses, and any excise taxes. In the event the same type of benefits or payments are payable under both the employment contracts and the Agreements, the officers will receive the higher benefit or payment, but not duplicate benefits or payments.

  To clarify any unintended interpretation of the disclosure contained in the 1996 Annual Report regarding the separation of Gary J. Junco as President and Chief Operating Officer, the Company confirms that Mr. Junco resigned his executive positions with the Company pursuant to a negotiated separation agreement.

Board Compensation Committee Report on Executive Compensation

  The Compensation Committee is responsible for oversight and administration of the Company's compensation policies and programs and specific salary, incentive, stock option and long-term incentive awards to senior executive officers, including the Chief Executive Officer and the other Named Executive Officers. The Compensation Committee is composed entirely of outside directors, and since July 1997 has been advised by Towers Perrin, a nationally-recognized independent consulting firm, on competitive pay levels and practices.

  Compensation Policies and Objectives. The Board's Compensation Committee develops and oversees compensation programs it believes are needed to enhance shareholder value. The Committee has been guided by two primary objectives:

  . Offer incentive for business success by putting a significant portion of each executive's total pay at risk, based on company performance.

  . Attract and keep outstanding executives by providing compensation opportunities consistent with or superior to those in the Company's industry for similar positions.

  The Company's compensation programs for executives are composed of the following elements:

  Base Salary Program. The Committee believes it is important to attract and retain high-caliber executives and employees, and that in order to do this, the Company should attempt to pay fully competitive base salaries. The Committee has determined that base salaries, as a matter of policy, should be targeted at the 50th percentile of competitive levels for similarly qualified executives and employees in independent oil and gas companies. Additional pay, if any, should be through bonuses based on annual operating performance or through stock programs, reflecting total shareholder return.

  Salary levels for the executive officers are based upon assessment of each individual's performance, experience and value in attaining corporate financial and strategic objectives. The Committee compares the Company's annual cash payments (both salary and annual incentive) for Named Executive Officers to recognized annual surveys of practice in its industry. Industry practice is observed both from surveys conducted by independent consulting firms and peer group data provided by Towers Perrin.

  Since Mr. Hamilton's employment as Chief Executive Officer in January 1997, he has been paid a base salary of $500,000 per year. He received no salary increase during 1997 and 1998.

  Incentive Plan Compensation. It is the practice of the Committee to encourage positive annual operating results by annual incentive opportunities that put a significant portion of total pay at risk. The portion of compensation at risk is intentionally greater at higher executive levels in the Company. A formal incentive plan was implemented for 1998 that included financial targets and milestones. Based upon the Committee's review of the Company's performance with respect to these goals, the Committee determined that, overall, the threshold level was achieved. Bonuses for 1998 were based on the incentive plan's threshold bonus level and the Committee's overall evaluation of performance of each of the named executives. Bonuses paid to lower level managers and professionals were based on the incentive plan's threshold bonus level and the CEO's and other senior executives' evaluation of their overall contributions to the Company.

  The Committee reviewed Mr. Hamilton's performance during 1998 and noted the successful restructuring of assets and recapitalization and exploration success. The Committee further noted the adverse effects of the precipitous decline in oil and gas prices that occurred in 1998 and its effect on the Company's performance. The Committee awarded Mr. Hamilton 50,000 shares of restricted stock in lieu of cash or other form of bonus. The restrictions on these shares will lapse as to one-third of the award on each of the three successive anniversaries of the award. In 1998, Mr. Hamilton's employment agreement was amended to remove provisions that set floors for awards of restricted stock and stock options.

  During 1998, the Committee worked with management to develop a goal-based incentive plan for 1999, which was approved in December 1998. The plan is based upon measurable financial targets and milestones, and will be used as the basis for incentive compensation decisions in 1999.

  Stock Incentive Plans. The Committee believes that stock-based compensation programs are the single most important compensation vehicle available for encouraging senior executives to maximize total shareholder return, and that stock compensation can be an important part of the pay package for lower-level employees as well. In January 1998, the Committee awarded options on 66,667 shares to Mr. Hamilton in fulfillment of his employment agreement and his accepting the position of Chief Executive Officer of the Company. In addition, in February 1998, the Committee awarded Mr. Hamilton a stock option on 63,334 shares and 13,333 shares of restricted stock in accordance with his employment agreement. In September 1998, the Committee made annual stock option grants to Mr. Hamilton (30,000 shares), Messrs. Henderson (20,000 shares) and Langdon (20,000 shares) and Ms. Hartrick (13,333 shares). At the same time, the Committee also awarded performance-based options that require above-average levels of performance compared to the Company's peers in order to begin their vesting. Similar grants were made to all employees. In each case, the exercise price of these options equaled the fair market value of the shares on the date the options were granted. These grants will only reward the holders if the Company's share price appreciates and, in the case of the performance-based options, the Company must also attain at least the 60th percentile in total shareholder return compared to a peer group of companies for the first portion of those options to begin vesting.

  Peer Group Selection. In May 1998, the Committee, with the advice of Towers Perrin and management, designated a peer group of companies. These companies reflect those public companies who most closely resemble the Company in size, assets and focus, and/or are among those that analysts routinely compare to the Company: Anadarko Petroleum Corp., Apache Corp., Burlington Resources, Inc., Enron Oil and Gas Co., Forest Oil Corp., Newfield Exploration Co., Noble Affiliates,

Inc., Ocean Energy Inc., Oryx Energy Co., Pioneer Natural Resources Co., POGO Producing Co., Santa Fe Energy Resources, Inc., Seagull Energy Corp., Union Pacific Resources Group, Inc., and Vastar Resources, Inc.

  Section 162(m). No formal policy has been adopted by the Company with respect to qualifying compensation paid to its executive officers for deductibility under Section 162(m) of the Internal Revenue Code. The Committee intends to consider tax deductibility as one relevant factor in making future awards to executives but may decide that other factors outweigh the preservation of deductibility.

Dated: April 9, 1999                 Compensation Committee
                                          M.P. Mallardi, Chairman
                                          F. S. Addy
                                          B.A. Bridgewater, Jr.
                                          F.M. Lowther
                                          H.H. Newman

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

  Mr. Addy, a member of the Compensation Committee, served as interim Chairman and Chief Executive Officer from September 10, 1996 to January 13, 1997, and as President from October 30, 1996 to January 13, 1997.

Certain Related Party Transactions

  Mr. Newman became a Director in January 1999 and member of the Compensation Committee in February 1999, and is a nominee for election as Director at the Annual Meeting. In January 1999, the Company issued 1.5 million shares of Series B 8% Cumulative Perpetual Preferred Stock (the "Preferred Stock"), and warrants to acquire 21 million shares of Common Stock to Warburg Pincus Equity Partners, L.P. and certain affiliated partnerships ("WPEP") in exchange for $150 million. The sole general partner of WPEP is Warburg, Pincus & Co., a New York general partnership ("WP"). E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW LLC"), manages WPEP. The members of EMW LLC are substantially the same as the partners of WP. WP has a 20% interest in the profits of WPEP and owns 2% of the limited partnership interests in WPEP. Mr. Newman is a Managing Director and member of EMW LLC and a general partner of WP. In addition, these shares of Preferred Stock, together with warrants owned by WPEP, (or a pro rata portion thereof), upon the occurrence of a Change in Control, may, at the option of WPEP, be exchanged for 27,907,050 shares of Common Stock (subject to pro rata reduction if only a portion of the Preferred Stock and warrants are exchanged and subject to anti-dilution adjustments); provided that under certain circumstances, the Company may elect to pay WPEP cash in lieu of shares of Common Stock. See "Proposal to Approve Conversion Rights for Warrants" below for additional information concerning the issuance of Preferred Stock and the Warrants.

Performance Graph

  Set forth below is a line graph comparing the percentage change in the cumulative total shareholder's return on the Company's Common Stock since the Company's stock first began trading against (i) the cumulative total return of the S&P 500 Composite Stock Index, (ii) the Dow Jones Oil-Secondary Index and
(iii) the Company's peer group consisting of Anadarko Petroleum Corp., Apache Corp., Burlington Resources, Inc., Enron Oil and Gas Co., Forest Oil Corp., Newfield Exploration Co., Noble Affiliates, Inc., Ocean Energy Inc., Oryx Energy Co., Pioneer Natural Resources Co., POGO Producing Co., Santa Fe Energy Resources, Inc., Seagull Energy Corp., Union Pacific Resources Group, Inc., and Vastar Resources, Inc. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at January 3, 1995, the date the Company's stock first began trading, and that all dividends are reinvested.

                COMPARISON OF 48 MONTH CUMULATIVE TOTAL RETURN*
                   AMONG EEX CORPORATION, THE S&P 500 INDEX,
              THE DOW JONES OIL--SECONDARY INDEX AND A PEER GROUP



                             [Graph appears here]


                                     1/3/95     12/95    12/96   12/97   12/98
                                     ------     -----    -----   -----   -----
EEX CORPORATION                        100       115      116      90      69
PEER GROUP                             100       123      159     143      92
S & P 500                              100       137      169     225     290
DOW JONES OIL-SECONDARY                100       115      142     151     110

* $100 INVESTED ON 1/3/95 IN STOCK OR INDEX--INCLUDING REINVESTMENT OF DIVIDENDS, FISCAL YEAR ENDING DECEMBER 31.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 requires the officers and directors of the Company and persons who own more than 10% of a registered class of the equity securities of the Company to file reports of beneficial ownership and changes in beneficial ownership with the Securities Exchange Commission and the New York Stock Exchange. Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during 1998 its officers, directors and shareholders holding greater than 10% of the Company's Common Stock complied with all applicable filing requirements.

              PROPOSAL TO APPROVE CONVERSION RIGHTS FOR WARRANTS

Background

  In January 1999, the Company issued 1.5 million shares of Series B 8% Cumulative Perpetual Preferred Stock, no par value per share (the "Preferred Stock"), and warrants to acquire 21 million shares of Common Stock, to Warburg, Pincus Equity Partners, L.P. and certain affiliated partnerships (collectively, the "Purchasers") pursuant to the terms of a purchase agreement (the "Purchase Agreement") in exchange for $150 million. The warrants were issued to the Purchasers in three series, each exercisable at any time after August 31, 1999 for $12 per share of Common Stock acquired (subject to adjustment): (a) Series A Warrants to acquire 10.5 million shares of Common Stock, exercisable for 10 years; (b) Series B Warrants to acquire 2.5 million shares of Common Stock, exercisable for 7 years; and (c) Series C Warrants to acquire 8.0 million shares of Common Stock, exercisable for 7 years. The Series A Warrants, the Series B Warrants and the Series C Warrants are collectively referred to in this Proxy Statement as the "Warrants." The Preferred Stock and Warrants are collectively referred to in this Proxy Statement as the "Securities."

The New York Stock Exchange

  The Warrants were issued in accordance with Texas law and pursuant to the authority conferred upon the Company's Board of Directors by the Company's shareholders in Article IV, Section (B) of the Company's Restated Articles of Incorporation. It is the policy of The New York Stock Exchange, Inc. (the "NYSE"), which lists the Company's outstanding Common Stock, to require shareholder approval of any transaction if the present or potential issuance of newly issued common stock or securities convertible into common stock could result in an increase of 20% or more in the outstanding common stock of a company. If this proposal is approved by the shareholders, each Series A and Series B Warrant will be exercisable after August 31, 1999, at the option of the holder, into shares of Common Stock. The Series C Warrants will be exercisable only as a stock appreciation right unless the Company elects prior to July 30, 2002 to allow the Series C Warrants to be exercised for shares of Common Stock. Assuming all the Warrants are exercised for shares of Common Stock, the number of shares of the Common Stock outstanding would increase by 21 million shares, or approximately 49.5% (based on the number of shares of Common Stock outstanding on March 22, 1999).

  As a result, shareholders are being asked to approve the conversion rights of the Warrants in accordance with the policy of the NYSE. Approval by a majority of the votes cast on this proposal will be required to approve the conversion rights. If the required affirmative vote by the shareholders is not obtained, the Warrants will remain outstanding in accordance with their terms. Those terms provide that if the shareholders of the Company do not approve the issuance of the Common Stock required to be delivered upon exercise of the Warrants, the Company will have the obligation to deliver cash upon any exercise of the Warrants in an amount equal to the difference between the exercise price of the Warrants and the market price of the Common Stock on the trading day prior to the date of exercise. Even if the Company's shareholders approve this proposal, the Series C Warrants will be exercisable only as a stock appreciation right unless the Company, prior to July 30, 2002, elects to allow the Series C Warrants to be exercised for shares of Common Stock.

The Securities

  The following summarizes the principal features of the Securities:

  Preferred Stock. Each share of Preferred Stock has a stated value of $100 and is entitled to a dividend of 8% per year, payable quarterly. The dividend rate will be adjusted to a market rate not exceeding 18% after seven years or an earlier change of control (as defined in the Purchase Agreement) under certain circumstances (the "Dividend Reset Date"). Prior to the Dividend Reset Date, the Company may, at its option, accrue dividends or pay them in cash, additional shares of Preferred Stock or shares of Common Stock. After the Dividend Reset Date, dividends must be paid in cash. The Preferred Stock is entitled to a liquidation preference of $100 per share plus accrued and unpaid dividends. The Preferred Stock may be redeemed, in whole but not in part, by the Company at any time for cash at the stated value plus accrued and unpaid dividends. Until the Dividend Reset Date, holders of the Preferred Stock will be entitled to cast an aggregate of eight million votes on matters voted upon by the Company's common shareholders and to a separate class vote on certain matters affecting the Preferred Stock.

  Warrants. The Warrants were issued in three series, each exercisable at any time beginning after August 31, 1999 for $12 per share of Common Stock acquired: (a) Series A Warrants to acquire 10.5 million shares of Common Stock, exercisable for 10 years; (b) Series B Warrants to acquire 2.5 million shares of Common Stock, exercisable for 7 years; and (c) Series C Warrants to acquire 8 million shares of Common Stock, exercisable for 7 years. Until this proposal is approved by the shareholders of the Company, the Warrants are exercisable only in the form of a stock appreciation right (cash equal to the difference between the exercise price and the market price of the Common Stock on the trading day prior to the date of exercise). If the shareholders approve this proposal, the

Series A and Series B Warrants will be exercisable for shares of Common Stock. The Series C Warrants will continue to be exercisable only as a stock appreciation right unless the Company, prior to July 30, 2002, elects to allow the Series C Warrants to be exercised for shares of Common Stock. The exercise price and the number of shares of Common Stock issuable upon exercise of the Warrants are subject to adjustment upon the happening of certain events, including (1) the issuance of Common Stock for less than the market price, (2) the issuance of Common Stock as a dividend or distribution on the Common Stock, (3) the subdivision, combination or reclassification of the Common Stock, (4) the issuance or distribution of shares of any class other than Common Stock, (5) the issuance or distribution of evidences of indebtedness of the Company, assets or rights or warrants to holders of Common Stock, (6) the pro rata repurchase of Common Stock, or (7) certain business combinations. Holders of Warrants do not have any voting rights or other rights as shareholders of the Company before the exercise of the Warrants. Whenever the Company issues shares of Common Stock upon exercise of the Warrants, it will issue, together with each share of Common Stock, one right to purchase Series A Junior Participating Preferred Stock of the Company pursuant to the Company's Rights Agreement.

  Other Provisions. The Company has entered into a Registration Rights Agreement to register under the Securities Act of 1933 the resale of the Preferred Stock, the Warrants and Common Stock, if any, acquired by the Purchasers upon exercise of the Warrants. In the event of a Change of Control (as defined in the Purchase Agreement) occurring prior to January 8, 2005, the Purchasers will have the right to exchange all or part of the Preferred Stock and Warrants proportionally for Common Stock at the rate of one share of Preferred Stock, seven Series A Warrants and seven Series B or Series C Warrants for 18.6047 shares of Common Stock, provided that the Company may, under certain circumstances, pay a portion of the exchange in cash. The exchange formula related to a Change of Control may be adjusted upon the occurrence of certain events described in the anti-dilution provisions of the Warrants. The Purchasers have the right to designate 15% of the Company's directors, so long as the Purchasers continue to own 50% or more of the outstanding Preferred Stock or Warrants to acquire 15% or more of the fully diluted Common Stock. So long as the Purchasers continue to own Warrants to acquire more than 5%, but less than 15%, of the fully diluted Common Stock, the Purchasers may designate one director. The Purchasers have exercised this right and designated one of the six current directors. Subject to limited exceptions, the Purchasers have agreed to standstill provisions for ten years that (1) restrict the Common Stock that the Purchasers may acquire in addition to the securities acquired pursuant to the Purchase Agreement to 5% of the outstanding Common Stock, (2) prevent the Purchasers from selling Common Stock or Warrants to a person or group that would beneficially own more than 10% of the outstanding Common Stock after the sale, (3) prevent the Purchasers from participating in a "13(d) group" as defined in the Purchase Agreement, and (4) prevent the Purchasers from proposing business combinations involving the Company or soliciting proxies. The standstill agreement also limits the Purchasers' voting rights to one vote less than 20% of the aggregate number of votes entitled to be cast on any matter by the Company's common shareholders or other classes of capital stock.

Possible Dilutive Effect

  The issuance of shares of Common Stock upon exercise of the Warrants would result in an increase in the number of shares of Common Stock outstanding. An issuance of Common Stock at a price below book value per share (for example, if the exercise price of the Warrants were below the book value per share at the time of exercise) would have a dilutive effect on the book value of outstanding shares of Common Stock. Such issuances would also have a dilutive effect on earnings per share and the relative voting power of the Company's present common shareholders. The initial exercise price of the Warrants is $12.00 per share. The book value of the Common Stock as of December 31, 1998 was $5.55 per share, and the closing market price of the Common Stock on April 7, 1999 was $5.6875 per share.

Use of Proceeds from the Sale of the Securities

  In the Purchase Agreement, the Company agreed to use the proceeds from the sale of the Securities for funding exploration and production appraisal and development activities, for working capital and for general corporate purposes.

Board Recommendation

  Based primarily on its consideration of the factors referred to below, the Board of Directors has determined that approval of the conversion rights of the Warrants is in the best interest of the Company and its shareholders.

  Among the factors considered by the Board of Directors in approving the Purchase Agreement was the Board's view that the proceeds from the sale of the Securities are necessary to support the Company's near-term working capital requirements and growth over the longer term. The Board of Directors determined that the terms of the Purchase Agreement, including the conversion rights of the Warrants, were fair to, advisable and in the best interests of the Company and its shareholders. The Board of Directors also considered the fact that if the Company's shareholders do not approve this proposal, the Preferred Stock and the Warrants will remain outstanding in accordance with their terms. This means that the Company would have to pay cash upon exercise of the Warrants in an amount equal to the difference between the exercise price of the Warrants and the market price of the Common Stock on the trading day prior to the date of exercise. If the Company's shareholders do not approve this proposal, the Company would have to maintain adequate cash reserves or debt capacity to meet its obligations to the holders of the Warrants.

  The Board of Directors recommends that the shareholders vote "FOR" the conversion rights of the Warrants.

         PROPOSAL TO APPROVE THE EEX CORPORATION AMENDED AND RESTATED
                           1998 STOCK INCENTIVE PLAN

  There will be presented at the Annual Meeting a proposal to approve the Company's Amended and Restated 1998 Stock Incentive Plan (the "1998 Stock Plan"), a copy of which is attached as Exhibit A. The Board adopted the 1998 Stock Plan on September 21, 1998, amended and restated the 1998 Stock Plan on February 23, 1999 and directed that it be submitted for shareholder approval. The Board believes that by providing certain employees and directors with an opportunity to acquire a proprietary interest in the Company and additional incentive and reward opportunities based on the profitable growth of the Company, the 1998 Stock Plan will give these individuals a stronger incentive to work for the continued success of the Company. The Board also believes that the 1998 Stock Plan will aid the Company in attracting and retaining outstanding individuals as employees and directors. The principal features of the 1998 Stock Plan are described below; provided, however, that the following summary is qualified in its entirety by reference to the complete text of Exhibit A.

General

  The 1998 Stock Plan provides for the granting of options (either incentive stock options within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), or options that do not constitute incentive stock options ("nonqualified stock options")), restricted stock awards, stock appreciation rights, or any combination thereof (see "Types of Awards" below). The 1998 Stock Plan covers an aggregate of 2,500,000 shares of Common Stock (subject to certain adjustments in the event of stock dividends, stock splits and certain other events ("adjustments")). No more than 300,000 shares of Common Stock, subject to adjustments, may be issued pursuant to grants made under the 1998 Stock Plan to any one individual in any calendar year. The limitation set forth in the preceding sentence will be applied in a manner which permits compensation generated in connection with the exercise of options, stock appreciation rights and, if determined by the Compensation Committee, restricted stock awards to constitute "performance-based" compensation for purposes of Section 162(m) of the Code. Further, no more than 350,000 shares of Common Stock, subject to adjustments, may be issued pursuant to restricted stock awards under the 1998 Stock Plan.

Administration

  The 1998 Stock Plan is administered by the Compensation Committee. The Compensation Committee has the power to determine which employees or directors will receive an award, the time or times when such award will be made, the type of the award and the number of shares of Common Stock to be issued under the award. Only persons who at the time of the grant are employees of the Company or of any subsidiary of the Company or members of the Board are eligible to receive grants under the 1998 Stock Plan. As of December 31, 1998, the Company and its subsidiaries had approximately 243 employees.

Types of Awards

  Options. The 1998 Stock Plan provides for two types of options: incentive stock options and nonqualified stock options (see "Federal Tax Consequences" below). The Compensation Committee will designate the individuals to receive the options, the number of shares subject to the options, and the terms and conditions of each option granted under the 1998 Stock Plan; provided, however, that an incentive stock option may be granted only to an individual who is an employee of the Company or of any subsidiary of the Company on the date of the grant. The term of any option granted under the 1998 Stock Plan will be determined by the Compensation Committee; provided, however, that the term of any incentive stock option cannot exceed ten years from the date of the grant and any incentive stock option granted to an employee who possesses more than 10% of the total combined voting power of all classes of stock of the Company or of its subsidiary within the meaning of Section 422(b)(6) of the Code must not be exercisable after the expiration of five years from the date of grant. The exercise price per share of Common Stock of options granted under the 1998 Stock Plan will be determined by the Compensation Committee; provided, however, that such exercise price cannot be less than the fair market value of a share of Common Stock on the date the option is granted (subject to adjustments). Further, the exercise price of any incentive stock option granted to an employee who possesses more than 10% of the total combined voting power of all classes of stock of the Company or of its subsidiary within the meaning of Section 422(b)(6) of the Code must be at least 110% of the fair market value of the share at the time such option is granted. The exercise price of options granted under the 1998 Stock Plan will be paid in full in a manner prescribed by the Compensation Committee. On April 7, 1999, the closing price of Common Stock on the New York Stock Exchange was $5.6875 per share.

  Restricted Stock Awards. Pursuant to a restricted stock award, shares of Common Stock will be issued or delivered to the individual at the time the award is made without any cash payment to the Company, except to the extent otherwise provided by the Compensation Committee or required by law; provided, however, that such shares will be subject to certain restrictions on the disposition thereof and certain obligations to forfeit such shares to the Company as may be determined in the discretion of the Compensation Committee. The restrictions on disposition may lapse based upon (a) the Company's attainment of specific performance targets established by the Compensation Committee that are based on (1) the price of a share of Common Stock, (2) the Company's earnings per share, (3) the Company's revenue, (4) the revenue of a business unit of the Company designated by the Compensation Committee, (5) the total return on shareholders' equity achieved by the Company, (6) the total return on shareholders' equity achieved by the Company compared to a group of peer companies specified by the Compensation Committee, (7) the Company's pre-tax cash flow from operations, (8) finding costs, (9) reserve finding effectiveness, (10) acquisitional growth, or (11) cost containment, (b) the number of years the grantee remains an employee or Director of the Company after the grant date, or (c) a combination of both factors. The Company retains custody of the shares of Common Stock issued pursuant to a restricted stock award until the disposition and forfeiture obligations lapse. An individual may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of such shares until the expiration of the restriction period. However, upon the issuance to the individual of shares of Common Stock pursuant to a restricted stock award, except for the foregoing restrictions, such individual will have all the rights of a shareholder of the Company with respect to such shares, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares.

  Stock Appreciation Rights. A stock appreciation right permits the holder thereof to receive an amount (in cash, Common Stock, or a combination thereof) equal to the number of stock appreciation rights exercised by the holder multiplied by the excess of the fair market value of Common Stock on the exercise date over the stock appreciation rights' exercise price. Stock appreciation rights may or may not be granted in connection with the grant of an option. A stock appreciation right may be exercised in whole or in such installments and at such times as determined by the Compensation Committee.

  Grants. As of the date of this Proxy Statement, the Company has made the following grants of options under the 1998 Stock Plan:

                                                                      Number of
                                                                       Options
                                                                       Granted
                                                                        Under
                                                                        1998
                                                                        Stock
                          Name and Position                             Plan
                          -----------------                           ---------
T. M Hamilton, Chairman and President, Chief Executive Officer.......   400,000
D. R. Henderson, Executive Vice President and Chief Operating
 Officer.............................................................   180,000
R. S. Langdon, Executive Vice President and Chief Financial Officer..   180,000
J. K. Hartrick, Senior Vice President, General Counsel and Corporate
 Secretary...........................................................   133,333
Executive officers as a group........................................   893,333
F. S. Addy, nominee for Director.....................................        --
H. H. Newman, nominee for Director...................................        --
Directors who are not executive officers.............................        --
All employees who are not executive officers as a group.............. 1,313,958

  The above options include those granted in September and October 1998 to all employees as annual grants and include additional performance-based options that will vest in three years if the Company's performance is above average relative to its peers. Also included are options granted in February 1999 to all employees as an extraordinary grant in light of the fall in the Company's share price in order to provide continuing incentives. All options were granted contingent upon shareholder approval.

Change of Control

  If (i) the Company is not the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company), (ii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company), (iii) the Company is to be dissolved and liquidated, (iv) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), acquires or gains ownership or control (including, without limitation, power to vote) of more than 20% of the outstanding shares of the Company's voting stock (based upon voting power), or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board, except as provided in any agreement evidencing an award, all outstanding awards will immediately vest and become exercisable or satisfiable, and any awards that are options shall continue to be exercisable for the remainder of the applicable option term. Notwithstanding the foregoing, the Compensation Committee, in its sole discretion, may determine that upon the occurrence of a Change of Control, each outstanding award shall terminate and each holder shall receive cash in an amount equal to the excess, if any, of the Change of Control value of each share of Common Stock subject to the award over the exercise price, if applicable, for such share.

Acquisitions

  Options and stock appreciation rights may be granted in substitution for options held by officers and employees of other corporations who are about to, or who have, become employees of the Company or a subsidiary as a result of a merger, consolidation, acquisition of assets, or similar transaction by the Company or a subsidiary. The terms, including the option price, of the substitute options so granted may vary from the terms set forth in the 1998 Stock Plan to such extent as the Compensation Committee may deem appropriate to conform, in whole or in part, to the provisions of the options in substitution for which they are granted.

Amendment and Termination

  The Board may amend or terminate the 1998 Stock Plan at any time, except that it may not make any change to a previously granted award that would materially impair an individual's rights without the individual's consent and it must obtain shareholder approval for any amendment which would increase the maximum aggregate number of shares of Common Stock that may be issued under the Plan or change the class of individuals eligible to receive awards under the Plan. The 1998 Stock Plan was originally effective on September 21, 1998, the date it was originally adopted by the Board, and the Amendment and Restatement of the 1998 Stock Plan was effective on February 28, 1999, the date it was adopted by the Board, provided the 1998 Stock Plan is timely approved by the shareholders of the Company, and will remain in effect until all awards granted under the 1998 Stock Plan have been satisfied or expired, unless earlier terminated; provided, however, that no awards may be granted under the 1998 Stock Plan after September 21, 2008 (ten years from the date the 1998 Stock Plan was originally adopted by the Board).

Federal Income Tax Consequences

  Incentive Stock Options. Options that constitute incentive stock options within the meaning of Section 422(b) of the Code are subject to special federal income tax treatment. An employee who has been granted an incentive stock option will not realize taxable income at the time of the grant or exercise of such option, and the Company will not be entitled to a deduction at either such time, if the employee makes no disposition of shares acquired pursuant to such incentive stock option (a) within two years from the option's date of the grant or (b) within one year after exercising such option (collectively, the "Holding Periods"). However, the employee must include the difference between the exercise price and the fair market value of the Common Stock on the date of exercise in alternative minimum taxable income. If the employee exercises an incentive stock option and disposes of the stock in the same year and the amount realized is less than the fair market value on the exercise date, only the difference between the amount realized and the adjusted basis of the stock will be included in alternative minimum taxable income. Upon disposition of the shares of Common Stock received upon exercise of an incentive stock option after the Holding Periods, the difference between the amount realized and the exercise price should constitute a long-term capital gain or loss. Under such circumstances, however, the Company will not be entitled to any deduction for federal income tax purposes.

  If an employee disposes of shares acquired pursuant to the exercise of an incentive stock option prior to the end of the Holding Periods, the disposition would be treated as a disqualifying disposition. The employee will be treated as having received, at the time of disposition, compensation taxable as ordinary income equal to the excess of the fair market value of the shares at the time of exercise (or in the case of a sale in which a loss would be recognized, the amount realized on the sale, if less) over the exercise price and any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as a short-term or long-term capital gain, depending on the holding period of the shares of Common Stock. In the event of a disqualifying disposition, and subject to the application of
Section 162(m) of the Code as discussed below, the Company may claim a deduction for compensation paid at the same time and in the same amount as taxable compensation is treated as received by the employee. However, the Company will not be entitled to any deduction in connection with any loss to the employee or a portion of any gain that is taxable to the employee as short-term or long-term capital gain.

  Nonqualified Stock Options. Nonqualified stock options (options that are not incentive stock options within the meaning of Section 422(b) of the Code) will not qualify for special federal income tax treatment. As a general rule, no federal income tax is imposed on an individual upon the grant of a nonqualified stock option and the Company is not entitled to a tax deduction by reason of such grant. Upon exercise of a nonqualified stock option, the individual will realize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the option exercise price, and subject to the application of Section 162(m) of the Code as discussed below, the Company will be entitled to a corresponding deduction assuming any federal income tax reporting requirements are satisfied. Ordinary income realized upon the exercise of a nonqualified stock option is not an adjustment for alternative minimum tax purposes. In the case of an option holder subject to Section 16(b) of the Exchange Act, subject to certain exceptions, ordinary income will be recognized by the individual (and a deduction by the Company) upon the exercise of the nonqualified stock option if the exercise occurs more than six months after the date of grant of the nonqualified stock option. Upon a subsequent disposition of shares received upon exercise of a nonqualified stock option, the individual will realize a short-term or long-term capital gain or loss to the extent of any intervening appreciation or depreciation. However, the Company will not be entitled to any further deduction at that time.

  Restricted Stock Awards. An individual who has been granted a restricted stock award will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time, assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes. Upon lapse of the forfeiture restrictions (as shares become vested) the holder will realize ordinary income in an amount equal to the fair market value of the shares at such time and, subject to the application of
Section 162(m) of the Code as discussed below, the Company will be entitled to a corresponding deduction. Dividends paid to the holder during the restriction period will also be compensation income to the individual and, subject to the application of Section 162(m) of the Code as discussed below, deductible as such by the Company. The holder of a restricted stock award may elect to be taxed at the time of grant of the restricted stock award on the fair market value of the shares, in which case (a) the Company, subject to the application of Section 162(m) of the Code as discussed below, will be entitled to a deduction at the same time and in the same amount, (b) dividends paid to the holder during the restriction period will be taxable as dividends to the holder and not deductible by the Company, and (c) there will be no further federal income tax consequences when the restrictions lapse.

  Stock Appreciation Rights. An individual who has been granted a stock appreciation right will not realize taxable income at the time of the grant, and the Company will not be entitled to a deduction at that time. However, shares or cash delivered upon exercise of a stock appreciation right will be taxable as ordinary income to the individual, and subject to the application of Section 162(m) of the Code as discussed below, the Company will be entitled to a corresponding deduction assuming any federal income tax reporting requirements are satisfied. Ordinary income realized on such an exercise is not an adjustment for alternative minimum tax purposes. In the case of a holder subject to Section 16(b) of the Exchange Act who receives shares, subject to certain exceptions, ordinary income will be recognized by the individual (and a deduction by the Company) upon the exercise of the stock appreciation right if the exercise occurs more than six months after the date of grant of the stock appreciation right. Upon a subsequent disposition of shares received upon exercise of a stock appreciation right, the individual will realize a short-term or long-term capital gain or loss to the extent of any intervening appreciation or depreciation. However, the Company will not be entitled to any further deduction at that time.

  Section 162(m) of the Code. Section 162(m) of the Code precludes a public corporation from taking a deduction for annual compensation in excess of $1 million paid to its chief executive officer or any of its four other highest-paid officers. However, compensation that qualifies under Section 162(m) of the Code as "performance-based" is specifically exempt from the deduction limit. Based on Section 162(m) of the Code and the regulations thereunder, the Company's ability to deduct compensation income generated in connection with the exercise of stock options or stock appreciation rights granted under the 1998 Stock Plan should not be limited by Section 162(m) of the Code. The 1998 Stock Plan has been designed to provide flexibility with respect to whether restricted stock awards will qualify as performance-based compensation under
Section 162(m) of the Code and, therefore, be exempt from the deduction limit. If the forfeiture restrictions relating to a restricted stock award are based solely upon the satisfaction of one of the performance criteria set forth in the 1998 Stock Plan, then the Company believes that the compensation expense relating to such an award will be deductible by the Company if the restricted stock becomes vested. However, compensation expense deductions relating to restricted stock awards will be subject to the Section 162(m) deduction limitation if the restricted stock becomes vested based upon any other criteria set forth in such award (such as the occurrence of a Corporate Change or vesting based upon continued employment with the Company).

  Withholding. The Company has the right to deduct from any or all awards any taxes required by law to be withheld and to require any payments necessary to enable it to satisfy its withholding obligations.

  The 1998 Stock Plan is not qualified under Section 401(a) of the Code.

  The comments set forth in the above paragraphs are only a summary of certain of the Federal income tax consequences relating to the 1998 Stock Plan. No consideration has been given to the effects of state, local, or other tax laws on the 1998 Stock Plan or award recipients.

Inapplicability of ERISA

  Based upon current law and published interpretations, the Company does not believe the 1998 Stock Plan is subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Board Recommendation

  Approval by a majority of the votes cast on this proposal will be required for approval of the 1998 Stock Plan.

  Shareholder approval of the 1998 Stock Plan is required as a condition to the effectiveness of the 1998 Stock Plan. In addition, approval of the 1998 Stock Plan will serve to qualify certain transactions under the 1998 Stock Plan for the applicable exemptions pursuant to Rule 16b-3 under the Exchange Act. Rule 16b-3 provides an exemption from the operation of the "short-swing profit" recovery provisions of Section 16(b) of the Exchange Act with respect to acquisitions of stock options, transactions relating to certain stock appreciation rights, restricted stock awards and the use of already owned shares as payment for the exercise price of stock options. Shareholder approval is also required so that incentive stock options under the 1998 Stock Plan will qualify under Section 422(b) of the Code so that certain awards under the 1998 Stock Plan will qualify as performance-based compensation under Section 162(m) of the Code.

  The Board believes that such approval is essential to enable the Company to continue to attract and retain employees and directors in an extremely competitive industry.

  The Board of Directors recommends that the shareholders vote "FOR" approval of the 1998 STOCK PLAN.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  On the recommendation of the Audit Committee, the Board of Directors has, subject to ratification by the shareholders, appointed Ernst & Young LLP as independent Certified Public Accountants of the Company for the year 1999. Neither the firm nor any of its members has any direct financial interest or any material indirect financial interest in the Company or any of its affiliates. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will be provided the opportunity to make a statement and will be available to respond to appropriate questions.

  In September 1997, the Company dismissed Deloitte & Touche LLP as the Company's independent auditors and engaged Ernst & Young LLP as its independent auditors on September 25, 1997. The decision to change the Company's independent auditors was recommended by the Company's Audit Committee and approved by its Board of Directors.

  In the prior two fiscal years, the reports of Deloitte & Touche LLP reports on the Company's Consolidated Financial Statements did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles. The Company had no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s) if not resolved to the satisfaction of Deloitte & Touche LLP would have caused it to make a reference to such disagreement(s) in connection with its reports and there were no "reportable events" (as defined under SEC rules) requiring further disclosure.

  Prior to its engagement of Ernst & Young LLP, neither the Company nor anyone on its behalf consulted Ernst & Young LLP regarding the application of accounting principles to any specific transaction, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, nor has Ernst & Young LLP provided the Company a written report or oral advice regarding such principles or audit opinion.

  The Board of Directors recommends that the shareholders vote "FOR" the ratification of appointment of Ernst & Young LLP as independent auditors.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Company's 1998 Annual Report is enclosed with this Proxy Statement. The information set forth in Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations, pages 17-22; Item 8, Financial Statements, pages 23-47; and Item 9, Changes In and Disagreements with Accountants on Accounting and Financial Disclosure, page 48, are hereby incorporated by reference into this Proxy Statement.

                            SOLICITATION OF PROXIES

  This solicitation is being made by the Company. The cost of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement, and Proxy, and the cost of further solicitation will be borne by the Company. Solicitations may further be made by directors, officers, and regular employees of the Company, without additional compensation, through use of the mails, telephone, facsimile transmission, or personal interview. The Company will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of the Company's Common Stock. The Company has retained W. F. Doring & Co. at a cost of approximately $3,000 to assist in the solicitation of proxies.

                             SHAREHOLDER PROPOSALS

  In order to be considered for inclusion in the Company's Proxy Statement relating to its 2000 Annual Meeting, a shareholder proposal must be received by the Company no later than December 15, 1999. Such proposals should be addressed to the Corporate Secretary.

  The Company's Bylaws provide that in addition to any other applicable requirements, in order for a shareholder to properly bring business before an annual meeting or nominate a person for election to the Board, the shareholder must give timely written notice to the Corporate Secretary and provide certain specified information. Details regarding the procedural requirements for presenting a matter before a shareholders' meeting are available upon written request to the Corporate Secretary.

                                 OTHER MATTERS

  The Board of Directors does not intend to bring any other business before the meeting and has no reason to believe any will be presented to the meeting. If, however any other business should be properly presented at the meeting, the proxies named in the enclosed form of proxy will vote the proxy in accordance with their judgment.

                           AVAILABILITY OF FORM 10-K

  Shareholders may obtain without charge another copy of the Company's Annual Report on Form 10-K (excluding certain of the exhibits thereto) for the fiscal year ended December 31, 1998, as filed with the Securities and Exchange Commission, by writing to the Corporate Secretary, EEX Corporation, 2500 City West Blvd., Suite 1400, Houston, TX 77042.

                                               By order of the Board of
                                                Directors

                                               Janice K. Hartrick
                                               Senior Vice President, General
                                                Counsel,
                                               and Corporate Secretary

Houston, Texas
April 18, 1999

                                                                      Exhibit A

                                EEX CORPORATION

                           1998 STOCK INCENTIVE PLAN

           As Amended and Restated Effective as of February 23, 1999

                                  I. PURPOSE

  The purpose of the EEX CORPORATION 1998 STOCK INCENTIVE PLAN (the "Plan") is to provide a means through which EEX CORPORATION, a Texas corporation (the "Company"), and its subsidiaries may attract able persons to serve as directors or to enter the employ of the Company and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company rest, and whose present and potential contributions to the welfare of the Company are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company. A further purpose of the Plan is to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company. Accordingly, the Plan provides for granting Incentive Stock Options (subject to the provisions of Paragraph VII(c)), options which do not constitute Incentive Stock Options, Stock Appreciation Rights, Restricted Stock Awards, or any combination of the foregoing, as is best suited to the circumstances of the particular employee or director as provided herein.

  The Plan as set forth herein constitutes an amendment and restatement, effective as of February 23, 1999 (the date of its adoption by the Board) (the "Restatement Effective Date"), of the EEX Corporation 1998 Stock Incentive Plan, as previously adopted by the Company, and shall supersede and replace in its entirety such previously-adopted plan.

                                II. DEFINITIONS

  The following definitions shall be applicable throughout the Plan unless specifically modified by any paragraph:

    (a) "Award" means, individually or collectively, any Option, Restricted Stock Award or Stock Appreciation Right.

    (b) "Award Agreement" means any Option Agreement, Restricted Stock Agreement or Stock Appreciation Rights Agreement.

    (c) "Board" means the Board of Directors of the Company.

    (d) "Change of Control" means the occurrence of any of the following events: (i) the Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company),
  (ii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company), (iii) the Company is to be dissolved and liquidated, (iv) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the 1934 Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 20% of the outstanding shares of the Company's voting stock (based upon voting power), or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board.

    (e) "Change of Control Value" shall mean (i) the per share price offered to shareholders of the Company in any merger, consolidation, reorganization, sale of assets or dissolution transaction, (ii) the price per share offered to shareholders of the Company in any tender offer or exchange offer whereby a Change of Control takes place, or (iii) if the Change of Control occurs other than pursuant to a tender or exchange offer, the Fair Market Value per share of the shares into which Awards are exercisable, as determined by the Committee. In the event that the consideration offered to shareholders of the Company in a Change of Control consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

    (f) "Code" means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

    (g) "Committee" means the Compensation Committee of the Board which shall be (i) constituted so as to permit the Plan to comply with Rule 16b-3 and
  (ii) comprised solely of two or more "outside directors," within the meaning of section 162(m) of the Code and applicable interpretive authority thereunder.

    (h) "Company" means EEX Corporation, a Texas corporation.

    (i) "Director" means an individual elected to the Board by the shareholders of the Company or by the Board under applicable corporate law who is serving on the Board on the date the Plan is adopted by the Board or is elected to the Board after such date.

    (j) An "employee" means any person (including an officer or a Director) in an employment relationship with the Company or any parent or subsidiary corporation (as defined in section 424 of the Code).

    (k) "1934 Act" means the Securities Exchange Act of 1934, as amended.

    (l) "Fair Market Value" means, as of any specified date, the mean of the high and low sales prices of the Stock on the New York Stock Exchange Composite Tape on that date, or if no prices are reported on that date, on the last preceding date on which such prices of the Stock are so reported. In the event Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate.

    (m) "Holder" means an employee or Director who has been granted an Award.

    (n) "Incentive Stock Option" means an incentive stock option within the meaning of section 422 of the Code.

    (o) "Option" means an Award granted under Paragraph VII of the Plan and includes both Incentive Stock Options to purchase Stock and Options that do not constitute Incentive Stock Options to purchase Stock.

    (p) "Option Agreement" means a written agreement between the Company and a Holder with respect to an Option.

    (q) "Plan" means the EEX Corporation 1998 Stock Incentive Plan, as amended from time to time.

    (r) "Restricted Stock Agreement" means a written agreement between the Company and a Holder with respect to a Restricted Stock Award.

    (s) "Restricted Stock Award" means an Award granted under Paragraph IX of the Plan.

    (t) "Rule 16b-3" means SEC Rule 16b-3 promulgated under the 1934 Act, as such may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or a similar function.

    (u) "Spread" means, in the case of a Stock Appreciation Right, an amount equal to the excess, if any, of the Fair Market Value of a share of Stock on the date such right is exercised over the exercise price of such Stock Appreciation Right.

    (v) "Stock" means the common stock, par value $0.01 per share, of the Company.

    (w) "Stock Appreciation Right" means an Award granted under Paragraph VIII of the Plan.

    (x) "Stock Appreciation Rights Agreement" means a written agreement between the Company and a Holder with respect to a Stock Appreciation Right.

                 III. EFFECTIVE DATE AND DURATION OF THE PLAN

  The Plan originally became effective on September 21, 1998 (the date of its original adoption by the Board) (the "Original Effective Date"). This amendment and restatement of the Plan shall be effective as of the Restatement Effective Date, provided this amendment and restatement of the Plan is approved by the shareholders of the Company within twelve months after the Original Effective Date. Notwithstanding any provision in the Plan or in any Award Agreement, no Option or Stock Appreciation Right granted on or after the Restatement Effective Date shall be exercisable and no Restricted Stock Award shall be made prior to such shareholder approval. No further Awards may be granted under the Plan after the expiration of ten years from the Original Effective Date. The Plan shall remain in effect until all Awards granted under the Plan have been satisfied or expired.

                              IV. ADMINISTRATION

  (a) Committee. The Plan shall be administered by the Committee.

  (b) Powers. Subject to the express provisions of the Plan, the Committee shall have sole authority, in its discretion, to determine which employees or Directors shall receive an Award, the time or times when such Award shall be made, the type of Award, and the number of shares of Stock which may be issued under each Option, Stock Appreciation Right or Restricted Stock Award. In making such determinations the Committee may take into account the nature of the services rendered by the respective employees or Directors, their present and potential contribution to the Company's success and such other factors as the Committee in its discretion shall deem relevant.

  (c) Additional Powers. The Committee shall have such additional powers as are delegated to it by the other provisions of the Plan. Subject to the express provisions of the Plan, the Committee is authorized to construe the Plan and the respective Award Agreements executed thereunder, to prescribe such rules and regulations relating to the Plan as it may deem advisable to carry out the Plan, and to determine the terms, restrictions and provisions of each Award, including such terms, restrictions and provisions as shall be requisite in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent it shall deem expedient to carry it into effect. The determinations of the Committee on the matters referred to in this Paragraph IV shall be conclusive.

                V. GRANT OF AWARDS; SHARES SUBJECT TO THE PLAN

  (a) Stock Grant and Award Limits. The Committee may from time to time grant Awards to one or more employees or Directors determined by it to be eligible for participation in the Plan in accordance with the provisions of Paragraph
VI. Subject to adjustment in the same manner as provided in Paragraph X with respect to shares of Stock subject to Awards then outstanding, the aggregate number of shares of Stock that may be issued under the Plan shall not exceed 2,500,000 shares. Shares shall be deemed to have been issued under the Plan only (i) to the extent actually issued and delivered pursuant to an Award, or
(ii) to the extent an Award is settled in cash. To the extent that an Award lapses or the rights of its Holder terminate, any shares of Stock subject to such Award shall again be available for the grant of an Award. Notwithstanding any provision in the Plan to the contrary, the maximum number of shares of Stock that may be subject to Awards granted to any one individual during any calendar year may not exceed 300,000 shares of Stock (subject to adjustment in the same manner as provided in Paragraph X with respect to shares of Stock subject to Awards then outstanding). The limitation set forth in the preceding sentence shall be applied in a manner which will permit compensation generated under the Plan to constitute "performance-based" compensation for purposes of section 162(m) of the Code, including, without limitation, counting against such maximum number of shares, to the extent required under section 162(m) of the Code and applicable interpretive authority thereunder, any shares subject to Awards that are canceled or repriced. Further, notwithstanding any provision of the Plan to the contrary, the aggregate number of shares of Stock that may be granted as Restricted Stock Awards under Paragraph IX during the term of the Plan is 350,000 shares of Stock (subject to adjustment in the same manner as provided in Paragraph X with respect to shares of Stock subject to Awards then outstanding).

  (b) Stock Offered. The Stock to be offered pursuant to the grant of an Award may, at the discretion of the Committee, be authorized but unissued Stock or Stock previously issued and outstanding and reacquired by the Company.

                                VI. ELIGIBILITY

  Awards may be granted only to persons who, at the time of grant, are employees or Directors. An Award may be granted on more than one occasion to the same person, and, subject to the limitations set forth in the Plan, such Award may include an Incentive Stock Option or an Option that is not an Incentive Stock Option, a Stock Appreciation Right, a Restricted Stock Award or any combination thereof.

                              VII. STOCK OPTIONS

  (a) Option Period. The term of each Option shall be as specified by the Committee at the date of grant.

  (b) Limitations on Exercise of Option. An Option shall be exercisable in whole or in such installments and at such times as determined by the Committee.

  (c) Special Limitations on Incentive Stock Options. An Incentive Stock Option may be granted only to an individual who is an employee at the time the Option is granted. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Stock with respect to which Incentive Stock Options granted after 1986 are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as Options which do not constitute Incentive Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of a Holder's Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Holder of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least 110% of the Fair Market Value of the Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant. An Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Holder's lifetime only by such Holder or the Holder's guardian or legal representative. Notwithstanding any provision in the Plan or in any Option Agreement, (1) no Incentive Stock Option shall be granted after the expiration of 12 months from the Original Effective Date unless the Plan has been approved by the shareholders of the Company within such 12-month period in a manner that satisfies the requirements of section 422 of the Code and (2) any Option granted prior to the expiration of such 12-month period that was intended to constitute an Incentive Stock Option shall constitute an Option that is not an Incentive Stock Option if the Plan has not been approved by the shareholders of the Company within such 12-month period in a manner that satisfies the requirements of section 422 of the Code.

  (d) Option Agreement. Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, provisions to qualify an Incentive Stock Option under section 422 of the Code. Each Option Agreement shall specify the effect of termination of employment or membership on the Board, as applicable, on the exercisability of the Option. An Option Agreement may provide for the payment of the option price, in whole or in part, (i) in cash or (ii) by the delivery of a number of shares of Stock (plus cash if necessary) having a Fair Market Value equal to such option price. Moreover, an Option Agreement may provide for a "cashless exercise" of the Option pursuant to procedures established by the Committee (as the same may be amended from time to time). Such Option Agreement may also include, without limitation, provisions relating to (1) subject to the provisions hereof accelerating such vesting on a Change of Control, vesting of Options, (2) tax matters (including provisions (A) permitting the delivery of additional shares of Stock or the withholding of shares of Stock from those acquired upon exercise to satisfy federal, state or local income tax withholding requirements and (B) dealing with any other applicable employee wage withholding requirements), and (3) any other matters not inconsistent with the terms and provisions of this Plan that the Committee shall in its sole discretion determine. The terms and conditions of the respective Option Agreements need not be identical.

  (e) Option Price and Payment. The price at which a share of Stock may be purchased upon exercise of an Option shall be determined by the Committee, but, subject to adjustment as provided in Paragraph X, such purchase price shall not be less than the Fair Market Value of a share of Stock on the date such Option is granted. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company in a manner specified by the Committee. The purchase price of the Option or portion thereof shall be paid in full in the manner prescribed by the Committee. Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of any Option that does not constitute an Incentive Stock Option.

  (f) Shareholder Rights and Privileges. The Holder shall be entitled to all the privileges and rights of a shareholder only with respect to such shares of Stock as have been purchased under the Option and for which certificates of stock have been registered in the Holder's name.

  (g) Options and Rights in Substitution for Stock Options Granted by Other Corporations. Options and Stock Appreciation Rights may be granted under the Plan from time to time in substitution for stock options held by individuals employed by corporations who become employees as a result of a merger or consolidation of the employing corporation with the Company or any subsidiary, or the acquisition by the Company or a subsidiary of the assets of the employing corporation, or the acquisition by the Company or a subsidiary of stock of the employing corporation with the result that such employing corporation becomes a subsidiary.

                        VIII. STOCK APPRECIATION RIGHTS

  (a) Stock Appreciation Rights. A Stock Appreciation Right is the right to receive an amount equal to the Spread with respect to a share of Stock upon the exercise of such Stock Appreciation Right. Stock Appreciation Rights may be granted in connection with the grant of an Option, in which case the Option Agreement will provide that exercise of Stock Appreciation Rights will result in the surrender of the right to purchase the shares of Stock under the Option as to which the Stock Appreciation Rights were exercised. Alternatively, Stock Appreciation Rights may be granted independently of Options in which case each Award of Stock Appreciation Rights shall be evidenced by a Stock Appreciation Rights Agreement which shall contain such terms and conditions as may be approved by the Committee. The terms and conditions of the respective Stock Appreciation Rights Agreements need not be identical. The Spread with respect to a Stock Appreciation Right may be payable either in cash, shares of Stock with a Fair Market Value equal to the Spread or in a combination of cash and shares of Stock. Each Stock Appreciation Rights Agreement shall specify the effect of termination of employment or membership on the Board, as applicable, on the exercisability of the Stock Appreciation Rights.

  (b) Exercise Price. The exercise price of each Stock Appreciation Right shall be determined by the Committee, but such exercise price (i) shall not be less than the Fair Market Value of a share of

Stock on the date the Stock Appreciation Right is granted (or such greater exercise price as may be required if such Stock Appreciation Right is granted in connection with an Incentive Stock Option that must have an exercise price equal to 110% of the Fair Market Value of the Stock on the date of grant pursuant to Paragraph VII(c)), and (ii) shall be subject to adjustment as provided in Paragraph X.

  (c) Exercise Period. The term of each Stock Appreciation Right shall be as specified by the Committee at the date of grant.

  (d) Limitations on Exercise of Stock Appreciation Right. A Stock Appreciation Right shall be exercisable in whole or in such installments and at such times as determined by the Committee. In the case of any Stock Appreciation Right that is granted in connection with an Incentive Stock Option, such right shall be exercisable only when the Fair Market Value of the Common Stock exceeds the price specified therefor in the Option or the portion thereof to be surrendered.

                          IX. RESTRICTED STOCK AWARDS

  (a) Forfeiture Restrictions to be Established by the Committee. Shares of Stock that are the subject of a Restricted Stock Award shall be subject to restrictions on disposition by the Holder and an obligation of the Holder to forfeit and surrender the shares to the Company under certain circumstances (the "Forfeiture Restrictions"). The Forfeiture Restrictions shall be determined by the Committee in its sole discretion, and the Committee may provide that the Forfeiture Restrictions shall lapse upon (i) the attainment of one or more performance targets established by the Committee that are based on (1) the price of a share of Stock, (2) the Company's earnings per share,
(3) the Company's revenue, (4) the revenue of a business unit of the Company designated by the Committee, (5) total return on shareholders' equity achieved by the Company, (6) total return on shareholders' equity achieved by the Company compared to a group of peer companies specified by the Committee, (7) the Company's pre-tax cash flow from operations, (8) finding costs, (9) reserve finding effectiveness, (10) acquisitional growth, or (11) cost containment, (ii) the Holder's continued employment with the Company or continued service as a Director for a specified period of time, (iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion, or (iv) any a combination of the foregoing. Each Restricted Stock Award may have different Forfeiture Restrictions, in the discretion of the Committee. The Forfeiture Restrictions applicable to a particular Restricted Stock Award shall not be changed except as permitted by Paragraph IX(b) or Paragraph X.

  (b) Other Terms and Conditions. Stock awarded pursuant to a Restricted Stock Award shall be represented by a stock certificate registered in the name of the Holder of such Restricted Stock Award. The Holder shall have the right to receive dividends with respect to Stock subject to a Restricted Stock Award, to vote Stock subject thereto and to enjoy all other shareholder rights, except that (i) the Holder shall not be entitled to delivery of the stock certificate until the Forfeiture Restrictions have expired, (ii) the Company shall retain custody of the stock certificate until the Forfeiture Restrictions have expired, (iii) the Holder may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Stock until the Forfeiture Restrictions have expired, and (iv) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Agreement shall cause a forfeiture of the Restricted Stock Award. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to Restricted Stock Awards, including, but not limited to, rules pertaining to the termination of employment or service as a Director (by retirement, disability, death or otherwise) of a Holder prior to expiration of the Forfeiture Restrictions. Such additional terms, conditions or restrictions shall be set forth in a Restricted Stock Agreement made in conjunction with the Award. Such Restricted Stock Agreement may also include, without limitation, provisions relating to (1) subject to the provisions hereof accelerating vesting on a Change of Control, vesting of Awards, (2) tax matters (including provisions (A) covering any applicable employee wage withholding requirements and (B) prohibiting an election by the Holder under section 83(b) of the Code), and (3) any other matters not inconsistent with the terms and provisions of this Plan that the Committee shall in its sole discretion determine. The terms and conditions of the respective Restricted Stock Agreements need not be identical.

  (c) Payment for Restricted Stock. The Committee shall determine the amount and form of any payment for Stock received pursuant to a Restricted Stock Award, provided that in the absence of such a determination, a Holder shall not be required to make any payment for Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

  (d) Agreements. At the time any Award is made under this Paragraph IX, the Company and the Holder shall enter into a Restricted Stock Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate. The terms and provisions of the respective Restricted Stock Agreements need not be identical.

                     X. RECAPITALIZATION OR REORGANIZATION

  (a) The shares with respect to which Awards may be granted are shares of Stock as presently constituted, but if, and whenever, prior to the expiration of an Award theretofore granted, the Company shall effect a subdivision or consolidation of shares of Stock or the payment of a stock dividend on Stock without receipt of consideration by the Company, the number of shares of Stock with respect to which such Award may thereafter be exercised or satisfied, as applicable, (i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and the purchase price per share shall be proportionately increased. Any fractional share resulting from such adjustment shall be rounded up to the next whole share.

  (b) If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a "recapitalization"), the number and class of shares of Stock covered by an Award theretofore granted shall be adjusted so that such Award shall thereafter cover the number and class of shares of Stock and other securities to which the Holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the Holder had been the holder of record of the number of shares of Stock then covered by such Award.

  (c) In the event of a Change of Control, and except as provided in any Award Agreement, outstanding Awards shall immediately vest and become exercisable or satisfiable, as applicable, and any Awards that are Options shall continue to be exercisable for the remainder of the applicable Option term. Notwithstanding the foregoing, the Committee, in its discretion, may determine that upon the occurrence of a Change of Control, each Award outstanding hereunder shall terminate within a specified number of days after notice to the Holder, and such Holder shall receive, with respect to each share of Stock subject to such Award, cash in an amount equal to the excess, if any, of the Change of Control Value over the exercise price, if applicable, under such Award for such share. The provisions contained in this paragraph shall not terminate any rights of the Holder to further payments pursuant to any other agreement with the Company following a Change of Control.

  (d) In the event of changes in the outstanding Stock by reason of recapitalization, reorganizations, mergers, consolidations, combinations, split-ups, split-offs, spin-offs, exchanges, a Change of Control or other relevant changes in capitalization or distributions to the holders of Stock occurring after the date of the grant of any Award and not otherwise provided for by this Paragraph X, any outstanding Awards and any Award Agreements shall be subject to adjustment by the Committee at its discretion as to the number and price of shares of Stock or other consideration subject to such Awards. In the event of any such change in the outstanding Stock or distribution to the holders of Stock, the aggregate number of shares available under the Plan (and the aggregate number of shares that may be granted to any one individual) may be appropriately adjusted by the Committee, whose determination shall be conclusive.

  (e) The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

  (f) Any adjustment provided for in the above Subparagraphs shall be subject to any required shareholder action.

  (g) Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Awards theretofore granted or the purchase price per share, if applicable.

                   XI. AMENDMENT AND TERMINATION OF THE PLAN

  The Board in its discretion may terminate the Plan at any time with respect to any shares of Stock for which Awards have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided that no change in any Award theretofore granted may be made that would materially impair the rights of the Holder without the consent of the Holder and provided, further, that the Board may not, without approval of the shareholders, amend the Plan (a) to increase the maximum aggregate number of shares of Stock that may be issued under the Plan or (b) to change the class of individuals eligible to receive Awards under the Plan.

                              XII. MISCELLANEOUS

  (a) No Right to an Award. Neither the adoption of the Plan by the Company nor any action of the Board or the Committee shall be deemed to give an employee or Director any right to be granted an Award or any other rights hereunder except as may be evidenced by an Option Agreement, Stock Appreciation Rights Agreement or Restricted Stock Agreement duly executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the payment of any Award.

  (b) No Employment Rights Conferred. Nothing contained in the Plan shall (i) confer upon any employee any right with respect to continuation of employment with the Company or any subsidiary or (ii) interfere in any way with the right of the Company or any subsidiary to terminate his or her employment at any time. Nothing contained in the Plan shall confer on any Director any right with respect to continuation of membership on the Board.

  (c) Other Laws; Withholding. The Company shall not be obligated to issue any Stock pursuant to any Award granted under the Plan at any time when the shares covered by such Award have not been registered under the Securities Act of 1933 and such other state and federal laws, rules or regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the issuance and sale of such shares. No fractional shares of Stock shall be delivered. The Company shall have the right to deduct in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations.

  (d) No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any subsidiary from taking any corporate action which is deemed by the Company or such subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No employee, Director, beneficiary or other person shall have any claim against the Company or any subsidiary as a result of any such action.

  (e) Restrictions on Transfer. An Award (other than an Incentive Stock Option, which shall be subject to the transfer restrictions set forth in Paragraph VII(c)) shall not be transferable otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a "qualified domestic relations order" as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, or (iii) with the consent of the Committee.

  (f) Rule 16b-3. It is intended that the Plan and any grant of an Award made to a person subject to Section 16 of the 1934 Act meet the requirements of Rule 16b-3 so that any transaction under the Plan involving a grant, award, or other acquisition from the Company or disposition to the Company is exempt from Section 16(b) of the 1934 Act. If any provision of the Plan or any such Award would result in any such transaction not being exempt from Section 16(b) of the 1934 Act, such provision or Award shall be construed or deemed amended so that such transaction will be exempt from Section 16(b) of the 1934 Act.

  (g) Facsimile Signature. Any Award Agreement or related document may be executed by facsimile signature. If any officer who shall have signed or whose facsimile signature shall have been placed upon any such Award Agreement or related document shall have ceased to be such officer before the related Award is granted by the Company, such Award may nevertheless be issued by the Company with the same effect as if such person were such officer at the date of grant.

  (h) Governing Law. This Plan shall be construed in accordance with the laws of the State of Texas.

          This Proxy is Solicited on Behalf of the Board of Directors
PROXY                                                                      PROXY
                   For the Annual Meeting of Shareholders of
                                EEX Corporation
                           To be Held on May 18, 1999

  The undersigned hereby appoints T. M Hamilton and J. K. Hartrick, or either of them, as the lawful agents and Proxies of the undersigned (with all the powers the undersigned would possess if personally present, including full power of substitution), and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of EEX Corporation held of record by the undersigned on March 22, 1999, at the Annual Meeting of Shareholders of EEX Corporation to be held at 2500 CityWest Blvd., Houston, Texas 77042 at 10:00 a.m. on May 18, 1999, or any adjournment or postponement thereof.
  It is understood that when properly executed, this proxy will be voted in the manner directed herein by the undersigned shareholder. Where no choice is specified by the Shareholder, the proxy will be voted "FOR" the proposal set forth in 1, below.
  Please mark vote in oval in the following manner using dark ink only.

                                     FOR ALL    WITHHOLD ALL    FOR ALL EXCEPT*
1. Election of Directors
    --F. S. Addy and H. H. Newman      [_]          [_]              [_]

  --------------------------
  *Nominee Exception (print name)
2. Approval of certain conversion rights contained in Warrants previously issued by the Company.

   FOR  [_]   AGAINST  [_]   ABSTAIN  [_]

3. Approval of the Company's Amended and Restated 1998 Stock Incentive Plan.

   FOR  [_]   AGAINST  [_]   ABSTAIN  [_]

                                                     (Continued on Reverse Side)
4. Approval of Ernst & Young as independent auditors.

   FOR  [_]   AGAINST  [_]   ABSTAIN  [_]

5. In his or her discretion, the Proxy is authorized to vote upon any matters which may properly come before the Special Meeting, or any adjournment or postponement thereof.

  The undersigned hereby revokes all previous proxies relating to the shares of Common Stock covered hereby and confirms all that said Proxy may do by virtue hereof.

                                            Dated: _____________________ , 1999

                                            ___________________________________

                                            ___________________________________
                                            Signature of Shareholder(s)

                                            This proxy must be signed exactly
                                            as the name appears hereon.
                                            Executors, administrators,
                                            trustees, etc., should give full
                                            title as such. If the signer is a
                                            corporation, please sign full
                                            corporate name by duly authorized
                                            officer.